EXHIBIT 5.1

                                  March 30, 2006

Nokia Corporation
P.O. Box 226
FIN-00045 NOKIA GROUP
FINLAND



Ladies and Gentlemen,

I am the Assistant General Counsel of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (the "Company"), and, as such, I have acted on behalf of the Company in connection with its offering of awards of performance shares (the "Performance Shares"), restricted shares (the "Restricted Shares") and stock options (the "Stock Options") with respect to the shares of the Company, to eligible Company employees in the United States as part of a worldwide employee offering (the "Employee Offering") that is being undertaken to incentivise the selected key persons of the Company and its subsidiaries and affiliates. Holders of Performance Shares, Restricted Shares or Stock Options will be entitled to receive or subscribe for Shares of the Company, with a par value of 0.06 euros (each a "Share"). American Depository Shares (the "ADSs"), each representing one Share, are listed on the New York Stock Exchange.

In connection with the opinions expressed below, I have examined:

(i) the terms and conditions of the Employee Offering; i.e., the Nokia Performance Share Plan 2006, the Nokia Restricted Share Plan 2006, the Nokia Stock Option Plan 2005, and the Nokia Auxiliary Equity Plan 2006 (currently comprised of the Nokia Auxiliary Performance Share Plan 2006, Nokia Auxiliary Restricted Share Plan 2006 and Nokia Auxiliary Stock Option Plan 2006), as approved by the Board of Directors of the Company in their meeting held on March 30, 2006.
(ii) the form of documentation to be furnished to employees eligible to participate in the Employee Offering including a copy of the prospectus prepared in accordance with the requirements of Part I of Form S-8 under the U.S. Securities Act of 1933, as amended (the "Securities Act");
(iii) a signed copy of the company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Employee Offering, which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the "Commission") on the date hereof;
(iv)     the Articles of Association of the Company; and
(v) originals, or copies certified or otherwise identified to my satisfaction, of such documents, as I have deemed necessary and appropriate as a basis for the opinion hereinafter expressed.

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Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that: (1) the Performance Shares, Restricted
Shares and Stock Options to be offered to eligible employees pursuant to the Employee Offering will represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (2) the Shares to be issued upon settlement or exercise, as applicable, of the Performance Shares, Restricted Shares and Stock Options, in connection with the Employee Offering will, upon issuance, have been duly authorized, validly issued and be fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. I am a lawyer admitted to practice in Finland and I am not admitted in, do not hold myself as being an expert on, and do not express any opinion on the law of any jurisdiction other than the laws of the Republic of Finland.


Very truly yours,

/s/ Kaarina Stahlberg
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Kaarina Stahlberg
Vice President, Assistant General Counsel